Exhibit 99.1

Investor Contact

Ken Diptee

Executive Director, Investor Relations

DineEquity, Inc.

818-637-3632

Media Contact

Lucy Neugart

Sard Verbinnen & Co

415-618-8750

DineEquity, Inc. Announces Successful Completion of Re-Pricing and Covenant Amendments of its Senior Secured Credit Facility

GLENDALE, Calif., February 5, 2013 — DineEquity, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today announced the completion of the re-pricing of its senior secured credit facility, including its senior secured revolving credit facility, which remained at $75 million.  In addition, modifications to certain covenants were made to provide added flexibility.  As a result of the re-pricing, interest is computed at LIBOR plus 2.75% with a LIBOR floor of 1.00%, or a current effective term loan rate of 3.75%.  The Company, at its discretion, can select a Base Rate loan.

As of December 31, 2012, the balance of the Company’s senior secured credit facility was $472 million.

DineEquity’s debt covenants were modified to reduce their limitations on the Company’s capital allocation options.  These amended covenants govern the total amount of permitted restricted payments, as defined in the Company’s Credit Agreement.  The amendments which reduce the limitations are:

•                  Higher consolidated leverage ratio(1) thresholds for excess cash flow prepayments: 50% if the consolidated leverage ratio is 5.75x or greater; 25% if the consolidated leverage ratio is less than 5.75x and greater than or equal to 5.25x; and 0% if the consolidated leverage ratio is less than 5.25x.

•                  The mandatory repayment of 1% per year is now based on the current outstanding principal balance of $472 million, as compared to the previous outstanding balance of $742 million.

•                  Certain other terms were revised, positively impacting DineEquity’s total amount of restricted payments allowed under the Credit Agreement.

(1)   Consolidated leverage ratio as defined in the Company’s Credit Agreement.

All other material provisions, including maturity and covenants under the existing Credit Agreement, comprised of the senior secured term loan facility and the $75 million senior secured revolving credit facility, remain unchanged.

The Company’s actions reflect its ongoing strategy to prudently manage its capital structure to lower interest expense on borrowings.  Previously on February 25, 2011, DineEquity completed the initial re-pricing of its senior secured credit facility, which lowered the interest rate from 6.0% to 4.25%.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands.  With more than 3,500 restaurants combined in 18 countries, over 400 franchisees and approximately 200,000 team members (including franchisee- and company-operated restaurant employees), DineEquity is one of the largest full-service restaurant companies in the world.  For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

Statements contained in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by words such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: the effect of general economic conditions; the Company’s substantial indebtedness; risk of future impairment charges; the Company’s results in any given period differing from guidance provided to the public; the highly competitive nature of the restaurant business; the Company’s business strategy failing to achieve anticipated results; risks associated with the restaurant industry; shortages or interruptions in the supply or delivery of food; changing health or dietary preferences; our dependence upon our franchisees; our engagement in business in foreign markets; harm to our brands’ reputation; litigation; environmental liability; liability relating to employees; failure to comply with applicable laws and regulations; failure to effectively implement restaurant development plans; concentration of Applebee’s franchised restaurants in a limited number of franchisees; credit risk from IHOP franchisees operating under our previous business model; termination or non-renewal of franchise agreements; franchisees breaching their franchise agreements; insolvency proceedings involving franchisees; changes in the number and quality of franchisees; inability of franchisees to fund capital expenditures; third-party claims with respect to intellectual property assets; heavy dependence on information technology; failure to protect the integrity and security of individually identifiable information; failure to execute on a business continuity plan; inability to attract and retain talented employees; risks associated with retail brand initiatives; failure of our internal controls; and other factors discussed from time to time in the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Company’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update or supplement any forward-looking statements.